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                                                      EX 10.52


                            LONG TERM INCENTIVE PLAN


EXAMPLE:
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1.  Joe Smith is a V.P. whose estimated salary on 8/31/93 will be $88,000. His maximum Group B annual incentive for the FYE 8/31/93, payable during the following December is $35,200 (40%).

2. As a participant in the long term plan, Joe defers 25% of the annual incentive he is paid in December (a maximum of $8,800). Assume that Joe gets less than the maximum annual award, say $30,000, and he therefore puts $7,500 (25%) into the long term plan.

3. Joe's deferred bonus of $7,500 will earn interest at a to be determined rate for a period of three years, from the initial date of the annual award, December 1993.

4. If the interest rate is set at 10% compounded monthly, Joe would get a cash payment of $10,111.36 paid to him in December 1996.

5. In addition to the deferred bonus plus interest Joe will be eligible to receive an additional sum of money if the eps growth factor for the fiscal years ending 8/31/93, 8/31/94, 8/31/95 and 8/31/96 is positive.

6. In this example, if the eps growth factor for the sample period is 18%, Joe would receive an additional 18% of the maximum bonus he would have received for the FYE 8/31/93 ($35,200).

7. Joe's payment under the long term bonus plan would then total $10,111.36 plus $6,336 for a total of $16,447.36.

8. Joe gets $16,447.36 only if he continues in the employ of TRAK through the fourth year. If he voluntarily resigns or is terminated for cause, he gets the deferred bonus principal only ($6,336). If he retires or is terminated for reasons other than cause, he will receive the principal plus earnings up to his termination date.